EXHIBIT 99.1

FuelNation Signs Letter of Intent to Acquire Controlling Interest of Niko-Oil Ltd. in the Russian Federation

FuelNation Shareholder Update Letter

DAVIE, FL -- (MARKET WIRE) -- 03/30/2006 -- We are pleased to confirm that we have signed a letter of intent to acquire controlling interest of Niko-Oil Ltd. located in the Russian Federation. The signed letter of intent requires FuelNation (OTC: FLNA) to use up to $50 million dollars of its credit facility to acquire Russian Crude Oil from Surgutneftegas and refine into a finished product for export.

Chris R. Salmonson, Chairman and Chief Executive Officer of FuelNation Inc., said, "We intend to aggressively pursue our acquisition of controlling interest before April 15th, 2006, and this will fit perfectly into our expansion model. The opportunity is going to work well for both companies because we have just recently signed a credit facility for $300 million dollars to be secured by crude oil and petroleum products, and the controlling acquisition of Niko-Oil Ltd. gives us the management and contracts we have desired in the Russian Federation."

Our office in Moscow, Russia has informed us of the final details of our Russian Export Blend Crude Oil (REBCO) contracts and diesel supply from the Russian Federation. We anticipate favorable results from these negotiations and will be able to add another solid source of supply to our growth.

With both management and the required financing capability in place, the Company is actively seeking new alliances through FuelNation Government Services in oil producing countries to participate in joint ventures. Currently we have identified several major assets and opportunities for participation and are conducting extensive due-diligence to establish additional projects in the Caribbean, Africa and the Middle East.

"The opportunities keep presenting themselves and we have positioned FuelNation for the growth by establishing key relationships with governments and first class management in the energy industry. This is only just the beginning of our business model being placed in action to add substantial shareholder value," said Shaikh Isa Mohammed Isa Alkhalifa, Director of FuelNation Inc.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. In addition to the factors discussed in the filings with the Securities and Exchange Commission, among the other factors that could cause actual results to differ materially are the following: adverse changes in the business conditions and the general economy; competitive factors, such as rival companies' pricing and marketing efforts; availability of third-party material products at reasonable prices; the financial condition of the customer; risks of obsolescence due to shifts in market demand; and litigation involving product liabilities and consumer issues. FuelNation cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We expressly disclaim any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the company's expectations or any change in events, conditions or circumstances on which any such statement is based.

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FuelNation Government Services, Inc.

Mr. Emilio Zabaleta

President

4000 Ponce de Léon

Suite 470

Coral Gables, Florida

954-587-3775 Ext. 121

ezabaleta@fuelnationgov.com

FuelNation Government Services, Inc.

Mr. John Macho

Managing Director

4000 Ponce de Léon,

Suite 470

Coral Gables, Florida

954-587-3775 Ext. 122

jmacho@fuelnationgov.com

SOURCE:  FuelNation